Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated November 27, 2024, with respect to the consolidated financial statements of StoneX Group Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Kansas City, Missouri
February 19, 2025